Exhibit 5.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                               August 14, 1998


Board of Directors
Commercial Federal Corporation
2120 South 72nd Street
Omaha, Nebraska  68101

         Re: First Colorado Bancorp, Inc. 1992 Stock Option Plan
             First Colorado Bancorp, Inc. 1996 Stock Option Plan
             Post-Effective Amendment No.1 on Form S-8 to
             Commercial Federal Corporation's Registration Statement on Form S-4

Dear Board Members:

            We have acted as special counsel to Commercial Federal Corporation, a Nebraska corporation (the "Company"), in connection with the preparation of Post-Effective Amendment No.1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration No. 333-49967) filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 1,073,967 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which may be issued pursuant to the exercise of stock options granted under the First Colorado Bancorp, Inc. 1992 Stock Option Plan and the First Colorado Bancorp, Inc. 1996 Stock Option Plan (the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to issuance of the Common Stock pursuant to the Plans.

            We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the exercise of stock options granted under the Plans will be legally issued, fully paid, and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz